State of Delaware
Secretary of State
Division of Corporations
Delivered 10:48 AM 06/05/2017
FILED 10:48 AM 06/05/2017
SR 20174572813 - File Number 5493825

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
EXTRACT PHARMACEUTICALS INC.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

THE CORPORATION HAS HEREIN UNDERTAKEN A FORWARD STOCK SPLIT OF 54:1 (FIFTY-FOUR to ONE), ANY FRACTIONAL SHARES BEING RAISED UP TO THE NEXT WHOLE NUMBER.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of JUNE, 2017.

By: [signature]
Authorized Officer

Title: DIRECTOR

Name: PETER MADDOCKS
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